Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

AGERE SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-3746606 (I.R.S. Employer Identification No.)

555 Union Boulevard Allentown, Pennsylvania 18109 (Address of Principal Executive Offices)

Agere Systems Inc. Management 401(k) Plan Agere Systems Inc. Represented 401(k) Plan (Name of Plan)

Jean F. Rankin
Senior Vice President, General Counsel and Secretary
Agere Systems Inc.
555 Union Boulevard
Allentown, Pennsylvania 18109
(610) 712-4323
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum Offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Class A Common Stock and related Preferred Stock Purchase Rights (2)	9,000,000(3)	$5.62	$50,580,000	$12,088.62
Class A Common Stock and related Preferred Stock Purchase Rights (2)	3,000,000(4)	$5.62	$16,860,000	$4,029.54
Total	12,000,000			$16,118.16

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(1) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low sale prices of the Class A Common Stock of Agere Systems Inc. on the New York Stock Exchange on December 31, 2001.

(2) No separate consideration will be received for the Rights, which initially will trade together with the Class A Common Stock.

(3) Represents securities to be registered for sale in connection with the Agere Systems Inc. Management 401(k) Plan.

(4) Represents securities to be registered for sale in connection with the Agere Systems Inc. Represented 401(k) Plan.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

 The following documents filed with the Securities and Exchange Commission are incorporated herein by reference (File No. 1-16397):

(1) The Annual Report on Form 10-K for the fiscal year ended September 30, 2001 of Agere Systems Inc., filed on December 10, 2001.

(2) Current Report on Form 8-K of Agere filed on October 5, 2001.

(3) The description of Agere's Class A Common Stock contained in the Registration Statement on Form 8-A filed on March 16, 2001.

All documents filed subsequent to the date hereof by Agere, the Agere Systems Inc. Management 401(k) Plan, or the Agere Systems Inc. Represented 401(k) Plan with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from their respective dates of filing; provided, however, that the documents enumerated above or subsequently filed by Agere pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 in each year during which the offering made hereby is in effect prior to the filing with the Securities and Exchange Commission of Agere's Annual Report on Form 10-K covering such year shall not be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

 Not Applicable.

Item 5. Interests of Named Experts and Counsel.

 Not Applicable.

Item 6. Indemnification of Directors and Officers.

 The certificate of incorporation of Agere provides that a director of Agere will not be personally liable to Agere or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the Delaware General Corporation Law as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to Agere or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise, prior to such amendment or repeal.

While the certificate of incorporation provides directors with protection from awards for monetary damages for breach of their duty of care, it does not eliminate such duty. Accordingly, the certificate of incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.
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The certificate of incorporation provides that each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of Agere or is or was serving at the request of Agere as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by Agere to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Agere to provide broader indemnification rights than said law permitted Agere to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have Agere pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the Delaware General Corporation Law. Such rights are not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of Agere thereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

The certificate of incorporation also specifically authorizes Agere to maintain insurance and to grant similar indemnification rights to employees or agents of Agere. The directors and officers of Agere are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities.

Item 7. Exemption from Registration Claimed.

 Not Applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

 (a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

          (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(a) and (a)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) that, for the purpose of determining any liability under the

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Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and each filing of the annual report of the Management 401(k) Plan or the Represented 401(k) Plan pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
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SIGNATURES

The Company

 Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Allentown, Pennsylvania, on the 7th day of January, 2002.

                                    AGERE SYSTEMS INC.

                                    By:    /s/ Mark T. Greenquist
                                    Name:  Mark T. Greenquist
                                    Title: Executive Vice President and
                                           Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed below by the following persons in the capacities and on the date indicated.

Principal Executive Officer:                  ###
                                                #
John T. Dickson        President, Chief         #
                          Executive Officer and #
                                Director        #
                                                #
Principal Financial Officer and                 #
  Principal Accounting Officer:                 #
                                                #
Mark T. Greenquist      Executive Vice President#
                          and Chief Financial   #
                                Officer         #
                                                #
                                                ## By: /s/ Mark T. Greenquist
Directors:                                      #      (Mark T. Greenquist
      Frank A. D'Amelio                         #      attorney-in-fact)
      Rajiv L. Gupta                            #
      Henry B. Schacht                          #
      Rae F. Sedel                              #
      Harold A. Wagner                          # Date: January 7, 2002
      John A. Young                           ###

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SIGNATURES

The Plan

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Allentown, Commonwealth of Pennsylvania, on this 7th day of January, 2002.

                              AGERE SYSTEMS INC. MANAGEMENT 401(k) PLAN

                              By:/s/ John B. O'Donnell
                              Name: John B. O'Donnell
                              Title: Director, Benefits

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SIGNATURES

The Plan

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Allentown, Commonwealth of Pennsylvania, on this 7th day of January, 2002.

                              AGERE SYSTEMS INC. REPRESENTED 401(k) PLAN

                              By:/s/ John B. O'Donnell
                              Name: John B. O'Donnell
                              Title: Director, Benefits
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EXHIBIT INDEX
Exhibit Number
4.1	Certificate of Incorporation. (Incorporated by reference to Exhibit 4.1 to Registration Statement (no. 333-58324) on Form S-8).
4.2

Rights Agreement between the registrant and The Bank of New York, as rights agent, dated as of March 26, 2001 (incorporated by reference to Exhibit 4.2 to Registration Statement (No. 333-58324) on Form S-8).

5.1	Opinion of Jean F. Rankin, Senior Vice President, General Counsel and Secretary of the registrant, as to the legality of the securities to be issued.
23.1	Consent of Independent Accountants.
23.2	Consent of Jean F. Rankin is contained in the opinion of counsel filed as Exhibit 5.1.
24	Power of Attorney executed by officers and directors who signed this registration statement.

Agere undertakes to submit, or cause to be submitted, the Management 401(k) Plan or the Represented 401(k) Plan and any amendments thereto to the Internal Revenue Service in a timely manner and will make changes required by the Internal Revenue Service in order to qualify the Management 401(k) Plan and the Represented 401(k) Plan under Section 401 of the Internal Revenue Code.